FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549




                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                        Date of Report: January 26, 2001

                Date of Earliest Event Reported: January 23, 2001


                            DOLLAR TREE STORES, INC.
             (Exact name of registrant as specified in its charter)

                         COMMISSION FILE NUMBER: 0-25464

                    VIRGINIA                            54-1387365
        (State or other jurisdiction of              (I.R.S. Employer
         incorporation or organization)               Identification No.)

                                500 Volvo Parkway
                              Chesapeake, VA 23320
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (757) 321-5000

Item 5. OTHER EVENTS.

     The following summarizes information distributed in a press release on January 23, 2001 and in a publicly available telephone conference call the same day. In addition, the condensed consolidated financial statement information included in the press release is attached as Exhibit 99.1.

                            DOLLAR TREE STORES, INC.
                REPORTS 2000 EARNINGS PER COMMON SHARE OF $1.11,
                EXCLUDING MERGER-RELATED AND EXTRAORDINARY ITEMS


Earnings

     Pro forma net earnings increased to $121.6 million in 2000 compared to $106.1 million in 1999. Earnings per common share increased to $1.08 for 2000 compared to $0.92 for 1999.

     Excluding merger-related and extraordinary items, pro forma net earnings increased to $125.1 million in 2000 from $106.9 million in 1999. Earnings per common share, excluding merger-related and extraordinary items, increased to $1.11 in 2000 compared to $0.92 in 1999.

     For the fourth quarter of 2000, net income increased to $64.7 million and earnings per common share increased to $0.57 compared to $0.54 in the fourth quarter of 1999.

Sales

     Sales for the year increased 24.9% to $1,688.1 million in 2000 compared to $1,351.8 million in 1999. Net sales were beneficially impacted by a 5.7% increase in comparable store net sales, which includes sales at expanded or relocated stores.

     Sales for the fourth quarter of 2000 increased 18.3% to $599.2 million from $506.7 million for the same period in 1999. Comparable store net sales increased 2.0% for the fourth quarter. Not including the Dollar Express stores, our average ticket for all units for the year was $6.67 vs. $6.30 for 1999. Customer traffic counts decreased in the fourth quarter of 2000 as compared to the same period in 1999; however, they increased for the full year 2000.

Gross Margin

     For the year, gross margin was 36.9% compared to 36.8% for 1999. Excluding merger-related costs, gross margin for the year was 37.0% compared to 36.8% for 1999, due primarily to lower merchandise costs partially offset by higher freight costs.

     Gross margin for the fourth quarter increased as a percentage of net sales to 39.1% compared to 38.9% in 1999 because of a decrease in merchandise costs partially offset by increased freight costs. In addition, we had better than expected physical inventory results in the acquired Philadelphia distribution center.

Operating Expenses and Other Items

     For the year, operating expenses, as a percentage of net sales, were 22.4% compared to 21.5% in 1999. Excluding merger-related expenses, operating expenses were 22.2% in 2000 compared to 21.5% in 1999.

     Operating expenses in the fourth quarter increased as a percentage of net sales to 19.0% from 17.2% for the prior year period due to the loss of leverage from lower sales, an increase in insurance accruals and non-recurring Dollar Express expenses.

     During the year, we recorded approximately $3.3 million of non-recurring Dollar Express expenses not otherwise included in merger-related expenses. In addition, operating expenses were impacted by loss of leverage from lower sales during the fourth quarter. Selling, general and administrative expenses of $113.9 million exceeded our previous estimate of $108 million to $110 million due primarily to a change in the estimate of our outstanding workers compensation and general liability insurance liabilities. This change resulted in an additional accrual of approximately $3.0 million in the fourth quarter.

     For the full year 2000, depreciation and amortization increased 0.2% as a percentage of net sales primarily as a result of accelerated depreciation related to Dollar Express's store equipment and warehouse management system. For the fourth quarter, depreciation and amortization increased 0.5% as a percentage of net sales primarily as a result of $600,000 in accelerated depreciation related to Dollar Express's warehouse management system, loss of leverage and other Dollar Express related items.

     Our income tax rate for the fourth quarter was 38.7% due to a higher tax rate for Dollar Express related items. We expect our tax rate to be approximately 38.5% in 2001.

Capital expenditures for the year totaled approximately $95 million as follows:

     o    $38 million for opening new stores;
     o    $26 million for expansion or improvement of existing stores;
     o    $7 million for our supply chain project; and
     o    $24 million for additional infrastructure needs.

Larger Stores

     We opened 233 new stores in 2000. Approximately one-half of the stores opened in 2000 were greater than 7,000 square feet. By comparison, in 1999, we opened 57 stores greater than 7,000 square feet. Of the 1,729 stores open at December 31, 2000, 378 are our larger stores and the remaining 1,351 are our core stores.

     We plan to continue opening larger stores as well as our core stores. Our new core stores will generally range from 5,000 to 6,000 square feet. Our larger stores generate sales of approximately $140 to $150 per square foot. The cash return on investment for the larger stores is approximately 100% in the first year, which is only slightly below our core stores. Our core stores continue to show a cash return on investment of approximately 110%. We believe the larger stores will continue to experience a smaller percentage of their annual sales in the fourth quarter as compared to our core stores. This difference in seasonal sales patterns between the core and larger stores is due to the merchandise mix in the larger stores, which includes a larger base of basic consumer products.

Dollar Express

     We estimate that Dollar Express was approximately $0.04 dilutive to our earnings per share in 2000, excluding merger-related items. In 2001, we will focus on merchandising the Dollar Express stores with our import mix and a continuing commitment to basic consumer products. In addition, we plan to remodel many of the Dollar Express stores and relay most of the stores to conform to the Dollar Tree floor plan. We plan to continue operating Dollar Express's Philadelphia warehouse until our new Pennsylvania distribution center begins operations in early 2002. We believe the implementation of our warehouse management system will improve merchandise flow as well as the store ordering system.

Real Estate

     In 2001, we expect to increase our square footage by 27%-29%. For the current year, we are planning to:

     o open about 260 to 275 stores, with roughly 60% of those in the larger format generally ranging from 9,000 to 12,000 square feet;
     o    expand or relocate about 100 stores; and
     o    close 10 to 15 stores.

     Stores targeted for expansion or relocation are primarily our core stores in the 2,500 to 3,000 square feet range.

Supply Chain / Distributions Centers

     In 2000, we installed a new system to track replenishment items in our distribution centers. During the first half of 2001, we will begin to test a point-of-sale system in a small number of our stores. We then plan to install POS in 300 to 500 stores within approximately twelve months after we complete our test phase.

Outlook

     Traffic has improved in January 2001; however, it has not fully recovered to the levels that we experienced prior to the slow down in November 2000. We expect sales in calendar year 2001 to increase approximately 22%. In addition, we expect our comparable store net sales increases, if any, to range from 0% to 2% in the first half of 2001, especially given the strong comparable store net sales increases in the first half of 2000. We expect comparable store net sales increases, if any, to range from 3% to 4% in the second half of the year. For the full year 2001, we expect our reported comparable store net sales increases, if any, to range from 2% to 3%. It should be noted that our expanded and relocated stores are included in our comparable store net sales calculation.

     Gross margins in the future will be under some pressure as we refine our mix, open more of the larger stores and absorb higher fuel costs.

     We do not expect to leverage our operating expenses during the first half of 2001 due to our expectation of comparable store net sales increases, if any, of 0% to 2%.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:

     This filing contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding:

     o    our 2001 tax rate,
     o    our store-opening, store-expansion and store-closing plans,
     o    the return on investment and seasonality of our store formats,
     o the planned conversion of Dollar Express stores and the effect of warehouse management systems at the Philadelphia warehouse,
     o    planned increases in square footage,
     o    enhancements to our supply chain, including distribution centers,
     o    future gross margins and leverage of operating expenses, and
     o our overall sales growth in 2001 and expected traffic and comparable store sales results in 2001.

     These forward-looking statements are subject to numerous risks and uncertainties which may affect us including:

     o the difficulties and uncertainties in adding and operating larger stores, with which we have less experience;
     o    adverse weather and economic conditions, such as consumer confidence;
     o the seasonality of our sales and the importance of our fourth quarter operating results;
     o the difficulties in managing our aggressive growth plans, including opening stores on a timely basis;
     o possible difficulties in meeting our sales and other expansion goals and anticipated comparable store net sales increases;
     o possible delays, costs and other difficulties in integrating Dollar Express with our business;

     o possible increases in merchandise costs, shipping rates, freight costs, wage levels, inflation, competition and other adverse economic factors; and
     o the capacity and performance of our distribution system and our ability to expand its capacity in time to support our sales growth.

     For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Management's Discussion and Analysis of Financial
Condition and Results of Operations" and "Business" sections in our prospectus filed August 3, 2000 and our Annual Report on Form 10-K filed March 17, 2000 and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q filed November 14, 2000. Also, carefully review "Risk Factors" in our most recent prospectus filed November
15, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

     We are not obligated to release publicly any revisions to any forward-looking statements contained in this filing to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of future events and you should not expect us to do so.


Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

Exhibit #         Description

99.1 Condensed consolidated financial statement information for Dollar Tree Stores, Inc. and subsidiaries as of December 31, 2000 and 1999 and for the three months and year ended December 31, 2000 and 1999.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE: January 26, 2001

                              DOLLAR TREE STORES, INC.


                         By:  /s/ Frederick C. Coble
                              --------------------------------
                              Frederick C. Coble
                              Senior Vice President, Chief Financial Officer